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                               AMENDED AND RESTATED
                                     SCHEDULE A
                          TO THE ADMINISTRATION AGREEMENT
                              DATED FEBRUARY 28, 1992
                                      BETWEEN
                                  THE PILLAR FUNDS
                                        AND
                       SEI INVESTMENTS MUTUAL FUNDS SERVICES
                       (FORMERLY KNOWN AS SEI FUND RESOURCES)

Pursuant to the Agreement, the Administrator shall provide services to the following Portfolios:

U.S. Treasury Securities Money Market Fund
Prime Obligation Money Market Fund
Tax-Exempt Money Market Fund
Fixed Income Fund
New Jersey Municipal Securities Fund
Intermediate-Term Government Securities
Equity Growth Fund
Equity Income Fund
Equity Value Fund (formerly, Equity Aggressive Growth Fund)
Equity Index Fund
High Yield Bond Fund
Balanced Fund (formerly, Balanced Growth Fund)
U.S. Treasury Securities Plus Money Market Fund
Pennsylvania Municipal Securities Fund

Pursuant to Article 10, the Administrator shall provide services to the following additional Portfolios (collectively, with the foregoing Portfolios):

International Equity Fund (formerly, International Growth Fund)
Institutional Select Money Market Fund
Mid Cap Fund

Pursuant to Article 6, Section A, the Trust shall pay the Administrator compensation for the Portfolios which is calculated daily and paid monthly at an annual rate as follows:

 .20% of average daily net assets of each of the Portfolios, except:

 .10% of average daily net assets of the Institutional Select Money Market Fund; and .35% of average daily net assets of the U.S. Treasury Securities Money Plus Money Market Fund.